Exhibit 99.1

Contacts:	Roy I. Lamoreaux Director, Investor Relations 713/646-4222 — 800/564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline, L.P. Prices Public Offering of Common Units
(Houston — November 9, 2011) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it has priced an underwritten public offering of 6,000,000 of its common units representing limited partner interests at $65.03 per common unit. The offering is expected to close on November 15, 2011. The Partnership has also granted the underwriters a 30-day option to purchase up to 900,000 additional common units to cover over-allotments, if any.
The Partnership intends to use the net proceeds from the offering, including the proceeds from any exercise of the over-allotment option, for general partnership purposes, including pending or future acquisitions, capital program expenditures, repayment of future outstanding borrowings under our credit facilities, if any, or other general partnership purposes.
BofA Merrill Lynch, Barclays Capital, Citigroup, J.P. Morgan, UBS Investment Bank and Raymond James are joint book-running managers of the offering.
When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the underwriters as follows:

BofA Merrill Lynch	Barclays Capital
4 World Financial Center	c/o Broadridge Financial Solutions
New York, New York 10080	1155 Long Island Ave.
Attn: Prospectus Department	Edgewood, New York 11717
dg.prospectus_requests@baml.com	barclaysprospectus@broadridge.com Telephone: (888) 603-5847

Citigroup Global Markets Inc.	J.P. Morgan Securities LLC
Brooklyn Army Terminal	via Broadridge Financial Solutions
Attention: Prospectus Delivery Dept.	1155 Long Island Avenue
140 58th Street	Edgewood, New York 11717
Brooklyn, New York 11220	Telephone: (866) 803-9204
Telephone: (800) 831-9146
batprospectusdept@citi.com

UBS Securities LLC	Raymond James & Associates, Inc.
Attention: Prospectus Dept.	Attn: Equity Syndicate
299 Park Avenue	880 Carillon Parkway
New York, New York 10171	St. Petersburg, Florida 33716
Telephone: (888) 827-7275	Telephone: (800) 248-8863
The common units were offered and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil and other petroleum-related products discussed in the Partnership’s filings with the Securities and Exchange Commission.
Plains All American Pipeline, L.P. is a publicly-traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its general partner interest and majority equity ownership position in PAA Natural Gas Storage, L.P. (NYSE: PNG), PAA is also engaged in the development and operation of natural gas storage facilities. PAA is headquartered in Houston, Texas.
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